Exhibit (k)(13)

AMENDMENT NO. 5 AND WAIVER NO. 2

TO

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 5 AND WAIVER NO. 2 (this “Amendment”), dated as of September 6, 2016, to the Amended and Restated Credit Agreement, dated as of May 16, 2013, by and among NEXPOINT CREDIT STRATEGIES FUND, a Delaware statutory trust (herein referred to as the “Borrower”), the Banks party thereto from time to time and STATE STREET BANK AND TRUST COMPANY, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of January 9, 2014, Amendment No. 2, dated as of May 9, 2014, Amendment No. 3, dated as of May 8, 2015, and Amendment No. 4 and Waiver No. 1, dated as of May 6, 2016 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires an amendment to and waiver under the Loan Documents upon the terms and conditions herein contained, and the Banks have agreed thereto upon the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Borrower hereby:

(a) acknowledges and agrees that on and as of the date hereof, immediately prior to the Required Payment (as defined below), the aggregate outstanding principal balance of the Loans is $135,650,000 (the “Closing Date Loan Balance”),

(b) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing) and (i) agrees and admits that it has no defense to any such obligation and (ii) agrees it shall not exercise any setoff or offset to any such obligation,

(c) acknowledges and agrees that, on and as of the date hereof it has no claim whatsoever against the Agent or any Bank under the Loan Documents and hereby waives and releases any and all such claims whether known or unknown,

(d) (1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, after giving effect to the amendments contained in this Amendment, no Default has occurred and is continuing and (2) after giving effect to the amendments and waivers contained in this Amendment, the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and

(e) represents and warrants that prior to the date hereof Freedom RLLC changed its name to NexPoint Real Estate Opportunities, LLC.

2. In consideration of the Borrower’s agreements, representations and warranties herein contained, including without limitation those set forth in paragraph 1 hereof, the Agent and the Banks hereby waive any Event of Default that occurred prior to the date hereof as a result of the Borrower’s failure to comply with Sections 4.07 and 5.14 of the Credit Agreement during the period ending on the date hereof arising out of its creation of the Other Subsidiaries and to properly notify, or certify to, the Agent or any Bank with respect to such failure, which Events of Default, after giving effect to the amendments and waiver contained herein, would no longer be continuing. For purposes hereof, “Other Subsidiaries” means, collectively, the following:

Allenby, LLC, a Delaware limited liability company.

Claymore Holdings, LLC, a Delaware limited liability company.

Entegra-NHF Holdco, LLC, a Delaware limited liability company.

Entegra-NHF Superholdco, LLC, a Delaware limited liability company.

G-LA Resorts Holdings LLC, a Delaware limited liability company.

NHF CCD, Inc., a Delaware corporation.

Specialty Financial Products Limited, a private company with limited liability duly incorporated under the laws of Ireland.

3. Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined terms thereto in appropriate alphabetical order:

“NexPoint RE Capital” means NexPoint Real Estate Capital, LLC, a Delaware limited liability company.

“NREO LLC” means NexPoint Real Estate Opportunities, LLC, a Delaware limited liability company.

“Other Subsidiaries” has the meaning set forth in Amendment No. 5 and Waiver No. 2, dated as of September 6, 2016, to this Credit Agreement.

4. The defined term “Freedom RLLC” contained in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

5. The Credit Agreement is hereby amended by (a) replacing the name “Freedom RLLC” with “NREO LLC” in each instance it appears therein, and (b) replacing the name “NexPoint Real Estate Capital, LLC” with “NexPoint RE Capital” in each instance it appears therein.

6. Each of the defined terms “Termination Date” and “Total Assets” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety, respectively, as follows:

“Termination Date” means September 20, 2016, or such earlier date on which the Loans become due and payable in accordance herewith.

“Total Assets” means, at any date of determination, all assets of the Borrower which in accordance with Generally Accepted Accounting Principles would be classified as assets upon a balance sheet of the Borrower prepared as of such date, valued in accordance with the methods and procedures described in the Borrower’s Valuation Procedures, provided, however, that Total Assets shall not include (a) equipment, (b) deferred organizational and offering expenses, (c) the assets of any Subsidiary other than NREO LLC and NexPoint RE Capital, or (d) any interest in any Subsidiary other than NREO LLC and NexPoint RE Capital.

7. Each of Sections 4.07 and 5.14 of the of the Credit Agreement is hereby amended and restated in its entirety, respectively, as follows:

SECTION 4.07. Subsidiaries. The Borrower has no Subsidiaries other than NREO LLC, NexPoint RE Capital and the Other Subsidiaries. Each of NREO LLC and NexPoint RE Capital is a direct, wholly-owned Subsidiary of the Borrower. The aggregate assets of NREO LLC do not exceed 25% of the total assets of the Borrower. The aggregate assets of NexPoint RE Capital do not exceed 25% of the total assets of the Borrower. No Subsidiary of the Borrower engages in any business or activity other than that permitted under the Borrower’s Prospectus.

SECTION 5.14. Subsidiary. The Borrower will not have at any time any Subsidiary other than NREO LLC, NexPoint RE Capital and the Other Subsidiaries; provided that (a) each of NREO LLC and NexPoint RE Capital shall be a direct, wholly-owned Subsidiary of the Borrower, (b) the aggregate assets of NREO LLC may not at any time exceed 25% of the total assets of the Borrower, and (c) the aggregate assets of NexPoint RE Capital may not at any time exceed 25% of the total assets of the Borrower. The Borrower will not permit any Subsidiary thereof to engage in any business or activity other than that permitted under the Borrower’s Prospectus.

8. Paragraphs 1 through 7 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b) on the Amendment Effective Date, the Borrower shall have prepaid the aggregate outstanding principal balance of the Loans by $5,000,000 in immediately available funds (the “Required Payment”);

(c) the Agent shall have received from the Borrower a manually signed certificate from an Authorized Signatory, in all respects satisfactory to the Agent, (i) representing and warranting that after giving effect to the amendments contained in this Amendment, the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all respects on and as of the Amendment Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (ii) certifying that neither the execution and delivery by the Borrower of this Amendment nor the consummation of the transactions contemplated by the Amendment and the Credit Agreement, as amended hereby, nor compliance with the terms, conditions and provisions hereof or thereof by the Borrower will conflict with, or result in a breach or violation of, or constitute a default under any contractual restriction (including any such contractual restriction governing the BNP Debt) binding on or affecting the Borrower or any of its assets;

(d) the Agent shall have received from the Borrower a manually signed Borrowing Base Report from an Authorized Signatory, in all respects satisfactory to the Agent, evidencing that the Borrowing Base as of the close of business on the Domestic Business Day immediately preceding the Amendment Effective Date is equal to or greater than the Closing Date Loan Balance; and

(e) the Borrower shall have paid all reasonable out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith to the extent they have been invoiced prior to the date hereof and are payable by the Borrower pursuant to Section 9.03 of the Credit Agreement.

9. Except as expressly set forth herein, the Loan Documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed to be an amendment or waiver in respect of any other term or condition contained in any Loan Document.

10. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an electronic counterpart to this Amendment (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Amendment) shall be as effective as delivery of an original counterpart.

11. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto, intending this Amendment No. 5 and Waiver No. 2 to the Amended and Restated Credit Agreement to take effect as an agreement under seal, has caused this agreement to be duly executed by its duly authorized representative(s) as of the day and year first above written.

NEXPOINT CREDIT STRATEGIES FUND

By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Treasurer

STATE STREET BANK AND TRUST COMPANY, individually and as Agent

By:	/s/ James H. Reichert
Name: James H. Reichert
Title: Vice President

NexPoint Credit Strategies Fund—Amendment No. 5 and Waiver No. 2